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                          YOUR VOTE IS VERY IMPORTANT!



Dear Shareholder:

As a shareholder in the Credit Suisse Tax Efficient Fund, you recently received proxy materials asking for your vote on an important proposal that affects your investment. To date we have not received your vote. The proposal that you are asked to consider, was unanimously endorsed by your Fund's Board of Trustees. The special meeting of shareholders is scheduled for November 21, 2003. YOUR VOTE ALLOWS YOU TO WEIGH IN ON THE FUTURE OF YOUR ACCOUNT. THEREFORE, WE ASK THAT YOU REGISTER YOUR VOTE TODAY WITHOUT DELAY.

     We encourage you to utilize one of the following easy options today for recording your vote promptly:

1. Vote by Telephone. You may cast your vote by telephone by calling the toll free number listed on the enclosed voting instruction form or proxy card and by following the prerecorded information. Please have your proxy information available.

2. Vote Through the Internet. You may cast your vote using the internet by logging onto the internet address located on the enclosed voting instruction form or proxy card and following the instructions on the website. Please have your proxy information available.

3. Vote by Fax. You may cast your vote by fax by signing, dating and faxing the enclosed voting instruction form or proxy card to D.F. King & Co., Inc.,
Attention: Credit Suisse Proxy, at 212-709-3300.

4. Vote by Mail. You may cast your vote by mail by signing, dating and mailing the enclosed voting instruction form or proxy card in the postage-prepaid return envelope provided.

     For the reasons set forth in the proxy materials previously delivered to you, THE BOARD OF TRUSTEES OF THE FUND UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL AND BELIEVES THE PROPOSAL IS IN THE BEST INTEREST OF SHARHEOLDERS OF THE FUND.

     If you have any questions regarding anything contained in this letter, please call D.F. King & Co., Inc., the Fund's proxy agent, toll free at 1-800-290-6424.

                                        Sincerely,

                                        /s/ Hal Liebes

                                        Hal Liebes

                                        Secretary - Credit Suisse Funds





Credit Suisse Asset Management Securities, Inc. Distributor